STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                          Page 1


                              STEVEN Madden Limited
                              4th Quarter Earnings

                             Moderator: Cara O'Brien
                                February 26, 2004
                                   9:00 am CT



Operator:             Good morning, ladies and gentlemen, and welcome to the
                      Steven Madden Limited Conference Call sponsored by
                      Financial Dynamics.

                      At this time, all participants are on a listen-only mode. Later we will conduct a question and answer session and instructions will follow at that time.

                      Any reproduction of this call in whole or part is not permitted without prior expressed written authorization of the company. And as a reminder ladies and gentlemen, this conference is being recorded.

                      I would like to introduce you to your host for today's conference, Ms. Cara O'Brien of Financial Dynamics. Go ahead.

Cara O'Brien:         Thank you, operator.

                      Good morning everyone and thank you for joining us today for this discussion of Steven Madden Limited Fourth Quarter and Yearend Results.

                      By now you should have received a copy of the press release. But if you have not, please call my office at 212-850-5600 and we'll fax one to you immediately.

                      Before we begin, I would like to remind you that
                      statements in this conference call that are not statements of historical or current fact constitute "forward-
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                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
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                      looking statements" within the meaning of the Private
                      Securities Litigation Reform Act of 1995.

                      Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different with the historical results or from any future results expressed or implied by such forward-looking statements.

                      The statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the SEC.

                      Also, please refer to the earnings release for more information on risk factors that could cause actual results to differ.

                      Finally, please note that any forward-looking statements used in this call should not be relied upon as current after today's date.

                      I'd now like to turn the call over to Jamie Karson, Chief Executive Officer of Steven Madden Limited. Jamie, go ahead please.

Jamieson Karson:      Thanks, Cara.

                      Good morning and thank you for joining us to review Steven Madden Limited's results for the fourth quarter and the year ended December 31, 2003. With me to discuss the business are Richard Olicker, our President and Chief Operating Officer, and Arvind Dharia, our Chief Financial Officer.

                      We are pleased with our overall performance during 2003, particularly as it comes on top of a record breaking 2002. Despite one of the most challenging
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                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
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                      years in our history, we posted sales that were
                      essentially flat with the prior year.

                      To be more specific on this point, our solid performance was achieved during the period in which our business evolved significantly from its traditional casual base into broader categories including dress and tailored.

                      Additionally, we have responded aggressively to the customer's demand for (at-once-wear-now) trend product. In conjunction with this shift in product focus, we experienced retail promotional pressure, which is indicated in our press release in January, resulted in high levels of markdown and allowance activity at wholesale particularly during the fourth quarter.

                      Importantly, this shift in direction was taken as a result of listening to our customers and our reactive operating model enabled us to quickly move in to fresher categories that were in demand and continue to evolve today.

                      Before I turn the call over to Richard, I'd also like to mention that we remain in excellent financial health. We ended the year with a solid balance sheet with approximately $86 million in cash, cash equivalents, and marketable securities, no long or short-term debt, and total stockholders equity of 159 million. We believe that this proves the health and viability of our business as we have an enormously strong foundation on which to build.

                      Now I'd like to turn the call over to Richard to review the 2003 operating results in more detail.

Richard Olicker:      Thanks, Jamie.
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                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
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                      Let's review in detail what happened in 2003 for both the
                      fourth quarter and the year.

                      In line with our recently updated expectation, net sales for the fourth quarter ended December 31, 2003, were 71.1 million, compared with 78.4 million in the fourth quarter of 2002. Net income was 2.6 million versus 4.2 million in the fourth quarter of 2002.

                      Diluted earnings per share which came in at the high end of our projected range was 18 cents, compared with 31 cents per share in the fourth quarter of 2002. Gross margins for the quarter was 38.2% versus 39.4% last year, primarily reflecting the liquidation of slower moving inventory and the support of our wholesale customers' initiatives to clear products at retail.

                      During the quarter we continued to make progress in managing our cost structure and even while integrating two new wholesale divisions, we were able to reduce our total operating expenses, resulting in a 3.9% decrease from the comparable quarter in 2002.

                      Now let's review what happened in each division during the quarter. Revenue for the wholesale division, which is comprised of seven brands -- Steve Madden Women, Steve Madden Men, lei, Steven, Stevies, Candies and Union Bay -- was 42.2 million versus 49.9 million in the fourth quarter of 2002.

                      Taking you through our wholesale brands individually, fourth quarter sales of Steve Madden Women was 17.8 million versus 21 million in the fourth quarter of 2002. The decline was a result of slowing in an anticipated selling at retail, which resulted in sluggish reorder demand from the middle through the end of the quarter.
                      This led to heavy and persistent promotional activity and markdown level to assist in the clearance of product at retail.
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                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
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                      However, based on success at our own retail stores and our ability to quickly source and offer (Solpher) line boot products at the December SHOO show in New York City, we were able to exploit the shortness of supply in this important category for at-once and early first quarter delivery.

                      Also, positive momentum in pointed-toe boots and dress shoes continued to build towards the end of the quarter, and we quickly moved to maximize those opportunity. L.E.I. footwear sales were 11.3 million versus 13.8 million in the fourth quarter of 2002, lower than planned due to the sluggish performance at retail of junior chunky look and the resulting lack of reorder demand.

                      Dress shoes and flat casuals helped to support the divisions business with both round and point-your-toe characters beginning to gain acceptance. Sales of Stevies, our children's brand, were 1.5 million versus 2.7 million in the comparable period. The decrease is largely due to disappointing performance in boot and slipper classification.

                      For the new Steven line, sales increased 46% to 3.8 million from 2.6 million in the fourth quarter of 2002, maintaining the momentum that began in the third quarter. It's noteworthy and encouraging that this gain was achieved without significant door expansion over the third quarter demonstrating strong demand at existing A-level locations.

                      The (successful) classifications included boots and booties as well as feminine pump, both in the variation of heel-high and toe-shape.

                      Sales at Madden Men were 6.8 million compared to 9.7 million in the fourth quarter of 2002. This result basically reflects the fact that current trend is
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                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
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                      toward dressier looks even for men. And we are
                      (anniversarating) against large volume in the casual category last year.

                      We are in the midst of refining and broadening the product mix to address that current dressy trend, without abandoning the core casual and sporty business that brought us such extraordinary success in 2002.

                      With respect to UNIONBAY, since reorder business did not immediately materialize against the initial third quarter
                      (ten), shipments were modest in the fourth quarter. Based on our belief that this young men's division required an infusion of new talent, during the fourth quarter we hired new management to strengthen and diversify the line. The refocused product was introduced this month at the WSA SHOO show for fall shipping.

                      Rounding out our wholesale revenues, Candies began shipping for the first time in the fourth quarter and posted approximately 900,000 in net sales. Of note, the Kelly Clarkson booth delivered late end-season enjoyed great retail success.

                      Additionally, we're pleased with the account distribution base that the team had built for Spring '04.

                      Moving to our retail division, retail revenues in the fourth quarter were 28.9 million versus 28.5 million. We ended the quarter and the year with 83 stores including the Internet store. There were 77 locations in the (comp base) versus 72 on December 31, 2002. And same store sale during the quarter decreased 3.3%.

                      We are nevertheless pleased with this performance, given that we were comping against last year's strong sales in the women's casual categories and
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                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
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                      in men. Moreover, we were simultaneously taking aggressive steps to evolve the business to meet new trends, particularly in dress and seasonal boot items and to achieve stable sales in light of this transition is something we are quite pleased with.

                      Finally, store productivity remained high with sales per square foot of $644.

                      During the quarter, the other income line was 1.9 million versus 2 million in 2002. This includes the commission income form our private label division, Adesso-Madden, and earned royalties from our licenses. Private label income was 1.1 million versus 1.4 million. While there was some commission erosion versus last year, part of this is related strictly to timing with Spring 2004 deliveries shifting from our fourth to our first quarter.

                      Licensing income increased 45% to 802,000 from 555,000 last year. At the end of the year, we had six licenses, covering a variety of categories including belts, hosiery and socks, optics and sunglasses.

                      Now I'd like to touch on our full year results, which, in total, we are quite proud of. Revenues for the year were essentially flat at 324.2 million versus 326.1 million in 2002. It is important to note that 2002 was a year during which we increased net sales by 34%. Wholesale revenues were 228.7 million versus 234.3 million in 2002.

                      Steve Madden Women's was basically flat last year at 109.3 million in revenue. The lei brand increased 8.9% to 60.6 million. Steven increased 11.8% to 12.5 million. Stevies, the children's brand, decreased to 10.1 million. Men's decreased to 34.9 million. UNIONBAY totaled 320,000 and Candies totaled 938,000.
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                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
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                      Our retail division revenue increased 4% to 95.5 million
                      versus 91.9 million in 2002. We added six stores and closed three for the twelve-month period and ended the year with 83 locations including the Internet store versus 80 in 2002. Same store sales decreased 3.9% for the year.

                      Annual gross margin was 38.9% versus 38.8% last year, nearly flat year-over-year even while incorporating the fourth quarter challenges which I've discussed earlier.

                      The other income line increased 20% to 7.9 million; licensing income increased 55% to 2.8 million and Adesso-Madden increased 6% to 5.1 million.

                      During 2003 we were able to effectively leverage our infrastructure and manage costs while continuing to support expansion of the business through the addition of new brands. This is reflected by our ability to hold the line on annual expenses, which were nearly flat year-over-year on both the total dollar basis and as a percent of sale.

                      Net income for the year was 20.5 million versus 19.8 million. And diluted earnings per share was $1.45 per share on 14.139 million diluted weighted average shares outstanding, compared with $1.45 per diluted share on
                      13.710 million diluted weighted average shares outstanding in 2002.

                      From a marketing perspective, we are of course thrilled with the recent announcement that we are sponsoring music and fashion superstar, Beyonce, in the Verizon Ladies
                      First Tour, which also features Alicia Keys and Missy Elliot.
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                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
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                      Beyonce, a ten-time Grammy winner, is also arguably the
                      single hottest teen icon in the world today. As you can imagine we view this as a tremendous opportunity to be highly visible at venues that are laser-targeted to our consumer base.

                      During the holiday season, we expanded our sponsorship of the Jingle Ball Concert Series to include Dallas, Miami, and New York in conjunction with the top pop radio stations in each of these markets.

                      Our enter-to-win-tickets store events were enormous customer draws and they were made even more effective when tied into special meet-and-greet opportunities such as the chance we gave customers to meet Nick Lachey and Jessica Simpson in Dallas.

                      This was also a particularly strong period for spotting the celebrity A-list, buying and wearing Steve Madden shoes. Kid Rock wore a Steve Madden in a recent video, Christina Aguilera has specially made shoes to wear to the VMA, Alicia Keys wore our shoes while performing for our troops in San Antonio and Beyonce Knowles wore specially-made Steve Madden shoes while performing the National Anthem at the Super Bowl.

                      This highlights in addition to our numerous and continuous retail store promotion events and our distinctive print and outdoor campaign speak to the strength and focus of our public relations and marketing team. Based on the enormous brand recognition they have generated, we intend to support this initiative even more aggressively in 2004.

                      Turning now to our debt-free balance sheet. At yearend,
                      our cash equivalent and marketable securities were 85.7 million. Inventories were 23.9 million, 4.4 million higher than last year due to the addition of new division, hot at-
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                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
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                      once items that were in transit in December and early
                      spring arrival particularly for our retail division.

                      Our inventory turned 9.2 times during the year. We believe that wholesale and retail inventories are lean and current and we continue to cautiously manage our planning, sourcing, and shipping processes as we move into the new year.

                      Factored and accounts receivable was 33 million, working capital with 105.1 million, total stockholder equity was
                      159.2 million, (post) value was $12.05 per share based on the number of shares outstanding as of 12/31/03, up from $10.19 per share last year. At December 31, 03, cash per share was $6.49. Total diluted weighted average shares outstanding totaled 14.1 million during the year.

                      Thank you and now I'd like to turn the call back over to Jamie.

Jamieson Karson:      Thanks, Richard.

                      To summarize, 2003 was a year during which we took variety of important steps to evolve and diversify the business. During the year, we layered in two new divisions -- UNIONBAY and Candies -- to broaden our product offering and support overall expansion of the company for the long term.

                      Plus, we took steps to widen our reach and broaden the distribution of our brand even on a global basis. One important example of this is our entry into additional international markets with the launch of Steve Madden footwear in certain countries in Europe through a distribution agreement with group (Roue).
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                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 11


                      However, 2003 was challenging. Not only did competition in the market intensify but in addition, trends in the footwear industry shifted making 2003 a transition year of sorts for Steven Madden, Limited as a whole.

                      In particular during the year, our core customer changed the focus of our fashion direction from a traditional casual base into broader categories including dress.

                      Additionally, as previously stated, we aggressively responded to the customers' strong demand for at-once-wear-now fashion items. That said, we are proud of the fact that given our nimble operating model and our commitment to identifying, interpreting demands and trends, we were able to change with her and this enabled us to us post solid sales overall.

                      Simply stated, at the same time as sustaining the lead position in our core casual space and without divorcing ourselves from the traditional Steve Madden looks, we evolved the Steve Madden brand in response to the demands of our customers.

                      By introducing updated, more feminine styles, among other things, we initiated the diversification of our core business to meet the shifting trends, enhancing our uniqueness and visibility in the market place.

                      Our willingness and ability to execute this transition with edgy and cool product across broad categories is what we believe differentiates our company and will lead to our continued success over the long term. However, as our experience in the fourth quarter illustrates, this transition did not and will not come without a degree of sacrifice or growing pains.
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                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 12


                      Following the close of our 2003 and taking into account lessons from the fourth quarter, we carefully reevaluated our internal projections for the current fiscal year. As we look ahead to 2004, we are cautious about our prospects during this ongoing transition time, particularly as we integrate new divisions and continued to shift into non-traditional or new categories in the fashion footwear landscape.

                      There are three factors that have an important impact on our current overall outlook for this year - this 2004 year. First, as the fourth quarter showed us while we in large part successfully testing and reacting to new trends, the entry into new categories is putting additional competitive pressure on us to a greater extent than that which exist in our core casual space.

                      Not only will we face greater pricing pressure by competing more directly with certain other players, but we anticipate the environment and will also remain demanding from a markdown perspective on the wholesale side as we cycle into categories and styles.

                      Second, with the rollout of our new divisions which provide us with diversification, coupled with our expanding categories within our core Steve Madden brands, we expect to incur additional operating expenses such as increased occupancy expenses.

                      And in addition, we have dedicated additional resources to advertising and marketing while we will stay true to our grassroots approach in support of these initiatives.

                      Advertising expenses which currently (wind up) below industry levels as a percentage of sale may increase in '04, while staying to a disciplined level of approximately 3% or slightly higher.
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                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 13


                      Concurrently, in-store hard concept shops have shown themselves to be effective brand builders and product investments of top wholesale doors. And we intend to selectively invest in more of these throughout the year.

                      Third, as we have stated many times in the past, we have what we view is the best product people in the industry -- something we're very proud of. To maintain this level of success, we would be investing in additional personnel in our existing and our new divisions.

                      Taking all of this into account, we currently anticipate that 2004 net sales will increase in low digit - in the low single digits over 2003 and diluted earnings per share will be in the range of $1.35 to $1.40.

                      While 2004 will be the continuation of a positive and exciting transition for Steven Madden Limited, during the year we will be continuing to find and execute proactive ways to further build the business. Specifically, we will be focused on a few key areas.

                      First, on the licensing front, we intend to intensify our efforts in the search for appropriate brand building opportunities. While protecting the integrity of the brand as paramount, we are focused on finding ways to leverage the significant Steve Madden brand equity we have built and maximize the other income line.

                      Secondly, we will have a renewed focus on expanding the retail division of our business. We view the separate as critical as retail is the highly profitable portion of our business, is a great brand builder, and we have a greater degree of control over our destiny in retail compared to wholesale.
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                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 14


                      And in addition we can react and respond to customer demand much more quickly in this channel and this benefits our results a great deal.

                      We currently plan to open between eight to twelve stores during 2004. As we've said before, this will be based on an expansion model, driven by finding A-level locations and maintaining the industry leading productivity.

                      Thirdly, we will explore opportunities to further diversify our offerings and expand the business, which could potentially include strategic acquisitions. We are extremely conservative at our approach of this process and will only evaluate and/or act on opportunities that would compliment our existing businesses and be immediately accretive to the bottom line.

                      So, in conclusion, while we are admittedly somewhat cautious as we move forward, we are energized and we remain firmly focused in our task to build the company responsively and profitably in an effort to enhance shareholder value for the long term.

                      I hope that this call has been informative; we appreciate your time and your interest. And now we'll turn the call back to the operator to take your business questions.

Operator:             Thank you.

                      Ladies and gentlemen, at this time if you have a question, you will need to press the star and 1 on your phone. Your questions will be taken in the order that they are received. If you question has already been answered, you may remove yourself from the queue by pressing the pound key. Also, if you're using a speakerphone, please pick up the handset before pressing the buttons.
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                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 15


                      One moment please while we queue for the first question.

                      We'll take our first question from (Michael Ryan) with Sedoti.

(Michael Ryan):       Hi, good morning.

Jamieson Karson:      Hi, (Michael).

Richard Olicker:      Good morning.

(Michael Ryan):       I was just wondering if I could get, you know, maybe some
                      more color on what your assumptions are based on your earnings stand for '04 for your gross margin and your SG&A.

Richard Olicker:      Okay. (Michael), from a gross margin standpoint, we're
                      really not - we're not moving dramatically on the gross margin line. We're moving a little bit down from our stated projected goal of 40% down to where a more normalized level that was achieved in 2003.

(Michael Ryan):       Okay. So...

Richard Olicker:      That's the gross margin. And what was your second
                      question?

(Michael Ryan):       Just as far as SG&A, can you even - like on a dollar
                      amount, are you expecting increase over about 100 million this year? I mean if you see a second increase from that next year.

Richard Olicker:      We see it; we see it getting to about a 100 million next
                      year.
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                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 16


(Michael Ryan):       Okay. And then in regards to your inventory at the
                      year-end, was there any still - clearance items still on that inventory number from the end of the year that would, you know, pressure the gross margin in the first quarter?

Richard Olicker:      We felt that it was cleaned up dramatically particularly
                      at wholesale and it was current and to the extent it was owned at retail, it was appropriate and current for and some - there was some early spring in the retail number but nothing that we were feeling was inappropriate.

(Michael Ryan):       Okay. And that's just - well last year first quarter of
                      your anniversary you had your boot sale. I know you've been successful with it. Is that something that can make up for the (high jo) was there, that in combination of anything? Can you give any quote unto that situation?

Richard Olicker:      Yes and even more so, in a certain way, and that is a
                      little bit more - a little broader. Similar in some respects in terms of the very item and seasonal...

(Michael Ryan):       Uh-huh.

Richard Olicker:      ...but I think addressing a larger audience, we've done it a broader varieties of options and its coming on top of success in entire direct categories so there are two pistons firing, as well as an elongated pointy toe boot season were we got particularly in the northern part of the country, some good momentum and long momentum in a pointy toe, heel-boot category for a long winter season.

                      So the answer is yes, but with a little bit more than what we consider (high jo) to be last year.

(Michael Ryan):       Okay, great.
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                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 17


                      I just - finally, did - you mentioned, you know, you're targeting some acquisition, is there any category that your focusing on there?

Richard Olicker:      Well, we are focused on acquisitions, which would be
                      accretive and complement our core business and our brands.
                      So we would take a broad based approach to that.

(Michael Ryan):       Okay. Okay, great. Thanks guys.

Richard Olicker:      Okay, thanks (Michael).

Operator:             We'll take our next question form the site of Scott Krasik with CL King.

Scott Krasik:         Yeah, hi guys. Can you give us an idea what kind of impact the Sherpa product have on sales on the fourth quarter?

Richard Olicker:      In our classification, we'll call faux fur instead of
                      Sherpa, but it had started to have a good impact in retail and had a lesser impact at wholesale. What we were doing is attacking the category, aggressively by getting ourselves placed from the sourcing standpoint in late
                      November selling it in at the December shoe show and delivering most of it really in the first quarter in January and as much as we could get our hands on frankly in late December.

                      But that was the timing opportunity. And I don't want to comment specifically as they relate to numbers but we were on it and enjoying it at retail and we were on it and trying to get as much as we could in ship for both very late fourth quarter and early first.

Scott Krasik:         Okay, and then can you give us an idea of, you know,
                      within the percentages of you business, how much, you know, you expect to do on dress this year? I
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                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 18


                      mean is it going to be, you know, most of the new products going out, I mean you're not going to - especially in the younger side - you're not going to completely abandon the chunky clunky?

Richard Olicker:      No, no. The idea is to expand by categories with
                      abandoning anything that historically have been our strength. However, we are (needing) to aggressively go after the categories that are trending with the young customer today that and today, that category includes dress.

                      So, without commenting on as a percentage I'm going to go where my customers are telling me to go.

Scott Krasik:         Uh-huh. And then I guess just lastly, maybe if you could
                      compare, you know, in the past and then also going forward, are there differences, you know, what you're targeting for you wholesale customers versus what you're going to sell in your own retail stores?

Richard Olicker:      Well, there are always differences because retail includes a much broader array of assortment and included in that assortment are an array of test products. So the answer is, you know, we still rely on retail as a very, very strong indicator for our wholesale assortment mix.

                      So test and react is still very much alive and it's part of the reason that we were able to so quickly evolved the brand to where the consumer was wanting to see our products. That will not change.

Scott Krasik:         Okay. Thanks very much.

Richard Olicker:      Okay.

                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 19


Operator:             Our next question from Sam Poser with Mosaic Research.

Sam Poser:            Good morning. Has everybody - question on Candies. I mean
                      with your - with the low single digit increase for 2004. I mean that - how much Candies revenue do you see happening in 2004?

Richard Olicker:      Sam, rather than go division by division and we have seven wholesale operating divisions. Some are going to be dramatically increasing and Candies is one of them. What
                      I'd rather say to you is that it is part of the overall mix that gets us to a low single digit. So as Candies increases, other divisions are projected at least two either be flat or declining.

                      That's is much as far as I'd like to go now. We had it very detailed in our own internal plans, but all of this can be - can change and can tweak and in particular as it relates to Candies is reliant on the success. We expect to have on the spring product that's being delivered to retail now.

Sam Poser:            Okay, and then your retail - and on your retail stores,
                      you have found your business gotten better lately, it sounds like because of the new product that has hit the stores, would that be a reasonable assumption?

Richard Olicker:      Yes.

Jamieson Karson:      Yes.

Sam Poser:            So, are you going to guide, are you going to give - can
                      you give any more color on the retail business for the year?

Richard Olicker:      For the year?

                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 20


Sam Poser:            For 2004, going forward, guidance.

Richard Olicker:      Mid-single growth.

Sam Poser:            And if you were to say in the wholesale division, you
                      know, which areas - which of those basically need the most, you know, that you feel most comfortable with and those that you think are going to be the most challenging businesses for the year, can you give us some color there?

Richard Olicker:      In the whole - I don't quite...

Sam Poser:            Between Madden Women's, lei, Men's, and so on. Can you
                      sort of, you know, say where, you know, where your highest expectations are and where you might see some issues, just sort of in a general sense?

Richard Olicker:      The issues will be in lei and in Men. The highest
                      expectations are in Steven and I'd like to leave it at that.

Sam Poser:            All right.

Richard Olicker:      I would also say Candies on the expectation side.

Sam Poser:            And do you think, with the dress product, have you made,
                      you know, from a scale of one to ten, where do you think you are on sort of switching gears to get into that, you know, with the sort of more tailored looks that are coming around. Where do you think you are in that transition?

Richard Olicker:      In which division are you asking?

                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 21


Sam Poser:            Well, I mean, as you said, it really ran through, you
                      know, even in lei you said it earlier that, you know, even that was getting slightly more less chunky clunky. And...

Richard Olicker:      Yes, you know, it's a wave Sam, as you know. Discovered at retail, maximized at retail first, followed by Steve
                      Madden wholesale and now being enjoyed I think at retail in our wholesale customer base, and being introduced to - and appropriately so as the customer accepts it further, you know, back in the cycle at the mid year channels where, lei is distributed.

                      So, yes, as you could see from the product as WSA, it's trending much more tailored looking, less chunky and clunky and more colorful. That's an important aspect because that's one of the things that's trending right now is color and detail.

Sam Poser:            Great. Thanks, Richard.

Richard Olicker:      Okay.

Operator:             Our next question comes from (Christina Fereue) with
                      (Dolton Garno).

(Christina Fereue):   Hi, good morning, I have a couple of questions on the lei
                      business. First is given that that was such a strong profit contributor this year and it's been sustaining itself like revenues and profit have on the income versus some of your other major businesses. I'm wondering how you offset that weakness next year now that you're saying it's trending down.

                      And then also, the question as to, given some of the announcements recently about licenses being taken and (unintelligible) purchases, what you think the likelihood of you being able to keep these businesses a couple of years out?

                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 22


Richard Olicker:      As it relates to the trend?

(Christina Fereue):   Yes.

Richard Olicker:      I think it's dependent on a couple of things.

                      We're addressing the trend from a product standpoint aggressively. And if the consumer is as accepting of the change, as quickly as the Steve Madden wholesale customer did, I think we could stand the projected challenges quickly.

                      A lot of it depends on how aggressively retailers are going to be, you know, lei wholesale customers are going to feel confident that they could move lei away from its historical clunky, chunky, brown and black, into a lot more dressy, a lot more tailored, flatter, pointy toes, heels, dress, you know.

                      It's a much more diversified opportunity as long as our wholesale customers accept it and their customers in turn respond. And part of what our conservative projection on lei is that, until we see that occur, we can't say that it's going to happen for sure. But if it does, we'll certainly be on it and as anyone that saw the product at WSA can attest, we're showing it aggressively and moving there as fast as we can.

                      In terms of the duration of the agreement, I believe Jamie just jumped in. We're out till October ...

Jamieson Karson:      September, yes, September of 2006 is when the agreement
                      ends.

                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 23


(Christina Fereue):   Good, but will you know before then if you're going to be
                      able to keep the license?

Jamieson Karson:      I wouldn't know. I mean, you know, we're assuming that the agreement on its face ends in 2006 and that's when it's going to go back to the license source.

                      So, I can only accept what I have at face value.

(Christina Fereue):   Okay. Thank you.

Operator:             Our next question comes from (Sid Nacarmi) with Royal
                      Capital.

(Sid Nacarmi):        Thanks. Good morning. Got a couple of questions, first, on the retail side.

                      Comps were down this year. What are some of the levers or opportunities for positive surprises next year? What do you see needing to happen to sort of regain the comps and the positive direction?

Richard Olicker:      I think it's - it's summed up in the word `diversity'. If
                      we continue to jump on the trends, and we have, retail is the first place where - or is the leading indicator, if you will, of where our business is going. And we're - we've been doing that early first quarter quite successfully. And our consumers have responded.

                      So, I think that the opportunity is always there. But it's very - it's a tight window of opportunity. You've got to be there very, very quickly. You don't want to miss the trend and you don't want to be on it too long because then you're liquidating the same inventory that you jumped on.

                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 24


                      So, it's a big challenge. It's the same challenge that has always been there. But I think it's more accentuated today as the customers shift around very quickly. But we feel confident that our formula and our model are well positioned to address those needs. And we're able and capable to turn around in our comps all the time.

(Sid Nacarmi):        Okay. And then with regards to the EPS guidance for next
                      year, have you assumed the same sort of year-end fully diluted shares and tax rate?

Richard Olicker:      Tax rate, yes.

(Sid Nacarmi):        Yes, (give me the number).

Richard Olicker:      Diluted shares, I'm going to take a look.

(Sid Nacarmi):        (Thank you).

Richard Olicker:      I think they're slightly higher.

(Sid Nacarmi):        Okay. And then, the final question is, with the large cash balance you mentioned potentially an acquisition candidate, as well as, are you considering repurchases as well?

Jamieson Karson:      Well, (Sid), we are always - we are always looking for
                      ways to enhance shareholder value. And we do have authorization from the board for the buy-back. And we'll continue to optimis - or opportunistic about it. I mean it's something we always look at.

(Sid Nacarmi):        Okay.

                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 25


                      Great. Thanks very much.

                      Bye-bye.

Operator:             Our next question comes from (Mike Onguy) with (iBest
                      Capital).

(Mike Onguy):         Hi, yeah. My question is regarding your agreement with
                      Candies. Is there a scaling royalty agreement in terms of percentage of sales?

                      And my second question was, who are the customers of Candies? I mean I know you have a wholesale business there, but can you just give me some color there?

                      Thanks.

Richard Olicker:      We really can't comment on the royalty arrangement. It's -
                      we're confidential on that.

(Mike Onguy):         Okay.

Richard Olicker:      It's not - I think I can say that it's not anything that's not...

Jamieson Karson:      Customary.

Richard Olicker:      ...conventional.

Jamieson Karson:      Yeah.

                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 26


Richard Olicker:      As to the distribution channels, we're currently in
                      department store, national department store chain, better specialty, and we're working on international distribution as well.

(Mike Onguy):         When you said Candies business is dramatically increasing, can you give more market color on that? Is that because - is it exceeding your expectations, or is it because you're starting from a zero base or something like that?

Richard Olicker:      Starting from zero base.

(Mike Onguy):         Okay. All right.

                      Thank you.

Richard Olicker:      Okay.

Operator:             Our next question comes from John Shanley with Wells
                      Fargo.

John Shanley:         Good morning.

                      Richard, I wonder if you could give me some, a little bit more information on the retail side of your business, the 8 to 12 new units that you may bring on board this year.

                      Are they about the same square-footage as most of your existing portfolio? And also, what would that bring you to in terms of total square-footage by the end of the year?

                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 27


Jamieson Karson:      John, some of the stores that we're looking at this year
                      that we feel confident that we will open will be street deals. And invariably, the street locations are a little bit bigger.

                      So, there will be some stores coming on line that will have bigger square-footage in terms of the total square-footage...

Richard Olicker:      Yeah. What I'd like to do, John, is first add to what
                      Jamie said which is this is in anticipation of a (late)
                      '04, '05, and in the future, moving a little bit more aggressively into accessory product and license product opportunities so that we have a footprint that can accommodate them.

                      As to your question about total square-footage for the year-end '04, what I'd like to do is give - I have the stores, but I don't have the square-footage in front of me. I'd like to tally it up and give you a call offline, if that's okay.

John Shanley:         Yeah, it's fine.

                      Where did you wind up with square-footage in the end of '03?

Richard Olicker:      (Marvin), do we have that?

John Shanley:         Okay. You can get back to me with that as well.

Man:                  We have it, John.

Man:                  (Unintelligible) but we'll call you back.

John Shanley:         Okay. And also, I have a question, Richard, on the coming
                      out of WSA.

                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 28


                      What - can you give us a little bit more sense in terms of the Junior component of your wholesale business, where the thinking is in terms of your key department store, especially store customers? Are they increasing, staying the same, or decreasing, they're open to buy commitments for the Junior product category?

Richard Olicker:      We've never really had a pushback on the open to buy or
                      (receipt) dollars. What's it all about in Junior is, if the product is fresh and the consumer is responding, and you're a Junior buyer, you will find the (receipt) dollars. The trick is holding on to enough (receipt) dollars to respond to what she's reacting to, immediately at retail.

                      So, you know, in the Junior state, it's not about committing upfront. It's about having dollars that need to be committed when the consumer responds. I mean, it's fleece lined or faux fur or, you know, because that was something that happened late but everybody needed to find the dollars to support it, otherwise, they miss the business.

John Shanley:         Right.

                      Are they - the buyers for the Junior products seem more optimistic at this WSA than they may have at August or at
                      - in the February of `003?

Richard Olicker:      Yes.

John Shanley:         Are we...

Richard Olicker:      (I think) so. And it's based on - it's based on
                      performance at retail of (new products).

                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 29


John Shanley:         The product that's selling at retail, is that what you're
                      saying?

Richard Olicker:      Yes.

John Shanley:         Okay. The last question I had, Jamie, you mentioned there
                      wasn't any share re-purchase authorization.

                      What is the amount of shares that's involved in that authorization?

Jamieson Karson:      Was it...

John Shanley:         How many shares are you authorized to buy-back if you were going to go ahead and do that?

Jamieson Karson:      I believe the authorization is for two million shares.

John Shanley:         Okay, great.

                      Thanks a lot. I appreciate it.

Operator:             Our next question is a follow-up with Scott Krasik, CL
                      King.

Scott Krasik:         Yeah, two quick ones.

                      The first one is, did you guys buy-back any shares in 2003?

Jamieson Karson:      No.

Richard Olicker:      No.

                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 30


Scott Krasik:         Okay. And then, I guess I'm just a little confused. I
                      mean, you talk about - that you have the business model, that you can get product out quickly, and you can, you know, adhere and adhere to the trend, so you can switch over to the demand for dress. But then you put language in your lease saying your demanding marked down environment.

                      I mean, is it - are you saying that the product that you're going to be putting out will eventually has to be marked down? Or will that come form the fact that wholesalers won't take the dress product?

                      I guess I'm just confused about, you know, where that's coming from?

Richard Olicker:      It's a fair question.

                      The issue is really the movement, aggressive movement, into new categories that have not been our traditional strength. When that happens, you're now in a different playing field that has competitive players already entrenched.

                      Already entrenched at certain retail price point that forces us to find our niche within not only the fashion side, but also the price point side. It's not as wide-open space as, "Get it out there and charge whatever the top price that you possibly can get."

                      So, there's an initial competition that relates to the movement into broader product category.

                      And related to that is a very competitive overall landscape as it relates to department store margin demand. And that is something that we share with all of our competitors.

                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 31


                      So, as a combination of those two things is why we're feeling that we need to be responsible in communicating that, and also making sure that that's reflected accurately in our projection.

Scott Krasik:         I guess, have you gotten any feedback from wholesalers
                      that, you know, or just saying, "Look, we like chunky, clunky from you and, you know, for whatever chunky, clunky we sell you our (guides), but we don't want to take the dress stuff?"

Richard Olicker:      Well, what happens is that it's not that they don't want
                      to take it. It's that the clunky chunky is trending down so it's appropriately being bought down. And the dress has a competitive vendor structure already in existence.

                      So, you're proving yourself first, and then, as your average selling prices gain a market share, you gain (receipt) dollars or open to buy. So, it's a "Prove yourself first." in new categories, and then grow market share in those new categories.

                      It's not instantaneous as it - the customer has to vote that you are a dress resource. And once that happens, the (receipt) dollars generally flow.

Scott Krasik:         I guess, and how pleased are you with the wholesalers'
                      response so far to your new or dressier, more, you know, fitted, tailored product?

Richard Olicker:      Very pleased.

Scott Krasik:         Okay.

Jamieson Karson:      Very pleased.

                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 32


Scott Krasik:         Okay. Thanks.

Operator:             We'll take our next question from (Mike Onguy) with a
                      follow-up from (iBest).

(Mike Onguy):         Hi.

                      So - I just wanted to ask - so, are you pretty happy with Candies so far in terms of your business there? And is it exceeding your expectations?

Jamieson Karson:      Well, let me just say, I think that we have - we're very
                      comfortable with the team that we have in place. And we're confident that the team will execute on the strategy that we have in place.

(Mike Onguy):         Okay. All right.

                      Thank you.

Richard Olicker:      John, if you - John Shanley, if you're still listening,
                      the assumptions on our dollars per square-foot based on a square-footage of 138,528 square feet.

Operator:             Once again, if you do have a question, press the Star and
                      1 on your phone at this time.

Woman:                (Unintelligible).

Operator:             We'll take our next question from (Lauren Romeo) with
                      (Royce and Associates).

Woman:                (And) my next one.

                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 33


(Lauren Romeo):       Hi, a couple of questions.

                      First, can you comment on your free cash flow expectations for '04?

Richard Olicker:      (Lauren), we - I - we couldn't hear you. Can you repeat
                      the question?

(Lauren Romeo):       Can you comment on your free cash flow expectations for
                      2004?

Richard Olicker:      Yes. Free cash flow - our net cash provided by operating
                      activities, 7.9 million for '03; and our projection, roughly, 10 million.

(Lauren Romeo):       Okay. What will CAPEX be?

Man:                  Yeah. That's 7 million.

(Lauren Romeo):       I'm sorry?

Man:                  About 7 million.

(Lauren Romeo):       And that's what it was this year as well?

Man:                  I'm sorry?

Richard Olicker:      I think it was slightly less than that for this year.

(Lauren Romeo):       Okay. Can you hear me?

Richard Olicker:      Yes.

                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 34


(Lauren Romeo):       Okay.

                      I guess, just going back to this issue, the cash - Jamie, I think on the last call, just looking at the transcript, you had said that, you know, again, the board is considering a lot of alternatives. And the transcript indicates you had said that you would be in a better position to report this quarter in terms of the plans that you have for the cash.

                      And I don't really hear anything different than what you guys have said, you know, over the last several quarters in terms of your cash uses. I mean, you look at the stock worth value today, you could use half of your authorization in, you know, $20 million and buy-back stock and still have, you know, 60 million in cash.

                      You're going to be free cash flow positive this coming year. And you have no debt. So, that, you know, you're not hamstrung if you do that to go and make acquisitions if that's, you know, if you have those accretive ones on the radar screen.

                      So, I guess I'm just puzzled as to, you know, at what point will you guys decide that you're going to make better use of this cash in terms of earning and good return for shareholders.

Jamieson Karson:      Well, first of all - I mean, I think we all agree with
                      you. I think that we do have a lot of cash and the board is - has in the past and is continually looking at various things to enhance shareholder value.

                      So, what we said on the last call does in fact continue forward. And I think we have taken an aggressive view towards some of the things that we enunciated in the call, certainly, with respect to licenses and acquisitions, all

                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 35


                      of which require money. We are taking an aggressive view of all of those things, as well as the buy-back.

                      I mean, we have, you know, we have - I've said this several times. I mean, we do remain opportunistic about the buy-back, specifically, you know, could I tell you at what level (it's) going to occur? No, I couldn't.

(Lauren Romeo):       Okay, thanks.

Operator:             Once again if you do have a question, press the star and
                      1.

                      And we'll take our next question from (Mike Onguy).

                      Go ahead.

(Mike Onguy):         Yes. So, what are your expectations for Candies for '04
                      and '05 revenue expectations?

Richard Olicker:      We don't disclose specific revenue expectations by
                      wholesale division.

(Mike Onguy):         Okay.

                      Thank you.

Operator:             We'll take our last question from (Sid Nacarmi) with Royal
                      Capital.

(Sid Nacarmi):        Follow-up on one of the (asked), the cash flow question.

                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 36


                      And that is, if you're sort of looking at net income to stay roughly around 20 million again. And I think you said that cash flow from operations was going to be 10 million.

                      What accounts for the difference? I it if sales are flat, why would working capital need to increase that much?

Man:                  Its increase (unintelligible) inventory.

(Sid Nacarmi):        Right. But I guess, if the sales are flat, are you saying
                      that the inventory turns are going to drop or...

Richard Olicker:      Well, the turns will drop.

Man:                  Slightly drop...

Richard Olicker:      Yes.

Man:                  ...due to our new division.

(Sid Nacarmi):        Okay. So, the newer divisions will have flow returns until they rump up.

Richard Olicker:      That's right, and as retail also has flow-returning
                      inventory.

(Sid Nacarmi):        Okay. And so, since the retail growth might be a little
                      higher than the wholesale...

Man:                  Yes.

(Sid Nacarmi):        ...this year with low returns, that will require more
                      working capital?

                                                           STEVEN MADDEN LIMITED
                                                            4th Quarter Earnings
                                                         Moderator: Cara O'Brien
                                                             02-26-04/9:00 am CT
                                                                         Page 37


Richard Olicker:      That's correct.

(Sid Nacarmi):        Okay. Great. Thanks very much.

Man:                  Okay.

(Sid Nacarmi):        Bye-bye.

Operator:             There are no further questions.

                      Please continue with any closing comments.

Jamieson Karson:      Okay.

                      Well, thank you for participating in the call.

                      And we will speak to you again in a few months.

                      Thanks.

Operator:             Ladies and gentlemen, that does conclude our conference
                      call for today.

                      You may all disconnect and thank you for participating.



                                       END